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                                                                      EXHIBIT 21

                                  SUBSIDIARIES

     First Federal Bank of California, fsb, a federal savings bank (the "Bank"), is the sole subsidiary of FirstFed Financial Corp., which owns 100% of the capital stock of the Bank.

     Subsidiaries of the Bank (all of which are wholly owned) are set forth below.

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
                                                                    STATE OF
                     NAME OF SUBSIDIARY                           INCORPORATION
                     ------------------                           -------------
                Oceanside Insurance Agency, Inc.................    California
                Santa Monica Capital Group......................    California
                Seaside Financial Corporation...................    California
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